Exhibit 22 - List of Guarantor Subsidiaries

The following subsidiaries of Crown Holdings, Inc. (the "Company") were, as of March 31, 2020, guarantors of the Company's $350 principal 7.375% senior notes due 2026 and $40 principal 7.5% senior notes due 2096:

NAME	STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
Crown Cork & Seal Company, Inc.	Pennsylvania

The following subsidiaries of the Company were, as of March 31, 2020, guarantors of the Company's $1,000 principal 4.5% senior notes due 2023, $400 principal 4.25% senior notes due 2026, and $875 principal 4.75% senior notes due 2026:

NAME	STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
Crown Cork & Seal Company, Inc.	Pennsylvania
CROWN Americas LLC	Pennsylvania
Crown Consultants, Inc.	Pennsylvania
Crown Americas Capital Corp.	Delaware
Crown Americas Capital Corp. IV	Delaware
Crown Americas Capital Corp. V	Delaware
Crown Americas Capital Corp. VI	Delaware
CROWN Beverage Packaging, LLC	Delaware
CROWN Beverage Packaging Puerto Rico, Inc.	Delaware
Crown Cork & Seal Company (DE), LLC	Delaware
CROWN Cork & Seal USA, Inc.	Delaware
Crown International Holdings, Inc.	Delaware
CROWN Packaging Technology, Inc.	Delaware
Foreign Manufacturers Finance Corporation	Delaware
Signode Industrial Group Holdings US Inc	Delaware
Signode Industrial Group LLC	Delaware
Signode Industrial Group US Inc	Delaware
Signode International IP Holdings LLC	Delaware
Signode Pickling Holding LLC	Delaware
Signode US IP Holdings LLC	Delaware
TopFrame LLC	Delaware
Package Design and Manufacturing, Inc.	Michigan
Kiwiplan Inc.	Ohio